Exhibit 99.1

XPO Logistics Announces Closing of $125 Million Convertible Senior Notes Due 2017

Greenwich, Conn. – Sept. 26, 2012 – XPO Logistics, Inc. (NYSE: XPO) today announced the closing of its offering of $125 million aggregate principal amount of Convertible Senior Notes due 2017 (the “Notes”). The Notes will bear interest at a rate of 4.50% per year, payable semiannually in arrears on April 1 and October 1 of each year, beginning on April 1, 2013. XPO Logistics, Inc. (“XPO”) also granted the underwriters in the offering a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of the Notes. XPO received approximately $120.3 million in net proceeds from the offering after underwriting discounts and estimated expenses of the offering. XPO intends to use the net proceeds of the offering for general corporate purposes, which may include potential acquisitions.

Morgan Stanley & Co. LLC, Deutsche Bank Securities and Jefferies & Company, Inc. served as joint book-running managers for the offering. The co-managers for the offering were Avondale Partners, LLC, BB&T Capital Markets, a division of Scott & Stringfellow, LLC, FBR Capital Markets & Co., Oppenheimer & Co. Inc., Raymond James & Associates, Inc. and Stifel, Nicolaus & Company, Incorporated.

The Notes are convertible, under certain circumstances, into cash, shares of XPO’s common stock or a combination of cash and shares of XPO’s common stock, at XPO’s election, at an initial conversion rate of 60.8467 shares of XPO’s common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $16.43 per share of XPO’s common stock. XPO may redeem the Notes for cash, at XPO’s option, in whole but not in part, on any business day on or after October 1, 2015, if the last reported sale price of XPO’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days, including the trading day immediately preceding the date on which XPO provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which XPO provides notice of redemption at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, plus a make-whole premium.

The Notes were offered pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement related to the offering was filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement and accompanying prospectus related to the offering may be obtained by contacting Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014-4606, telephone: (866) 718-1649 (toll free), email: prospectus@morganstanley.com; Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, telephone: (800) 503-4611 (toll free), e-mail: prospectus.CPDG@db.com; or Jefferies & Company, Inc., Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022, telephone: (877) 547-6340 (toll free), email: Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About XPO Logistics, Inc.

XPO Logistics, Inc. is a non-asset based, third-party logistics provider of freight transportation services that uses a network of relationships with more than 14,000 ground, sea and air carriers to find the best freight transportation solutions for its customers. The company offers its services through three distinct business units: freight brokerage; expedited transportation (Express-1); and freight forwarding (Concert Group Logistics). XPO Logistics serves more than 7,200 retail, commercial, manufacturing and industrial customers in North America through 29 branches and 25 agent locations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in our filings with the SEC and the following: economic conditions generally; competition; our ability to find suitable acquisition candidates and execute our acquisition strategy; our ability to raise capital; our ability to attract and retain key employees to execute our growth strategy; our ability to develop and implement a suitable information technology system; our ability to maintain positive relationships with our network of third-party transportation providers; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events.

Source: XPO Logistics, Inc.

Investor Contact:

XPO Logistics, Inc.

Dana Gibson, +1-203-930-1470

dana.gibson@xpologistics.com